Exhibit 99.1

Lihua International Reports Record

Fourth Quarter and Full-Year 2012 Financial Results

2012 Revenue Increases 34% to $853.8 Million

Exceeds Guidance: Gross Profit of $89.5 Million and Non-GAAP Net Income of $58.0 Million

Introduces 2013 Guidance of $95 - 98 Million Gross Profit and $62 - 65 million Non-GAAP Net Income

DANYANG, CHINA — March 15, 2013 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products, copper wire and copper clad aluminum (“CCA”) wire, today announced financial results for the fourth quarter and full-year ended December 31, 2012.

Fourth Quarter and Full-Year 2012 Financial Highlights (USD in Millions, except per-share data):

	Three Months Ended December 31,			Twelve Months Ended December 31
	2012	2011	% Change	2012	2011	% Change
Revenue	$254.9	$177.6	43.5	$853.8	$637.1	34.0
Gross Profit	$24.9	$19.7	26.6	$89.5	$75.7	18.3
Net Income	$15.8	$12.7	24.1	$57.9	$53.1	9.0
Earnings Per Share (Diluted)	$0.52	$0.43	20.9	$1.93	$1.77	9.0
Non-GAAP Net Income	$15.9	$12.8	23.7	$58.0	$50.0	16.0
Non-GAAP Earnings Per Share (Diluted)	$0.52	$0.43	23.3	$1.94	$1.66	16.9
Adjusted EBITDA	$22.9	$18.0	27.2	$82.2	$69.7	17.9

As of December 31, 2012, Lihua had a strong balance sheet with $144.3 million in cash and cash equivalents, or $4.82 per diluted share, compared with $105.6 million, or $3.52 per diluted share, as of December 31, 2011. Cash flow from operations for 2012 was $48.7 million, compared with cash flow from operations of $33.4 million in 2011.

Lihua International, Inc.

2012 and Recent Business Highlights

•	Decommissioned and dismantled its original copper anode smelter located in the Company’s old plant site and completed construction of a new smelter at the Company’s expanded anode production site located on its new corporate campus. The Company expects to improve copper anode production efficiency by consolidating manufacturing within the new plant.
•	In June 2012, Lihua began production on two new copper anode smelters. As of December 31, 2012, production on the Company’s copper anode smelters had reached capacity of 50,000 – 60,000 tons annually. The smelter completed in January 2013 is expected to reach designed annual capacity of 25,000 – 30,000 tons in the second quarter of 2013.
•	Began construction of the Company’s fourth copper anode smelter in January 2013 with expected completion in the second quarter of 2013. Once complete, the Company’s annual scrap copper refinery capacity will reach 150,000 – 170,000 tons.
•	Completed trial production and industry qualification of new CCA cable and wire product and began marketing and customer targeting efforts.
•	Signed agreement with a new copper anode customer to supply a minimum volume of 1,600 tons of anode per month.

“2012 was a year of record performance for Lihua, in which we exceeded our full-year guidance for both gross profit and non-GAAP net income, while advancing our capacity expansion and new product development initiatives. The strength with which we completed 2012 has carried over to 2013, and we are poised to achieve even greater success in the coming years,” said Mr. Jianhua Zhu, Lihua’s founder, chairman and CEO. “Although margins were impacted during the year by ASP pressure for our wire products, we were able to increase revenues and profitability based on strong demand from key customers, efficiency improvement and further capacity expansion.

“Our expansion initiatives are proceeding according to plan, and we remain on track to complete the development of our 30-acre plant site this year. The consolidation of the production and warehousing facilities of copper anode and copper rod products is expected to further improve production efficiency. We have completed trial production and passed quality testing of our new CCA cable and wire product and began introducing this product to prospective customers. We expect to commercialize this product in the next 6 to 12 months. Additionally, we further strengthened our financial position in 2012, completing the year with over $144 million in cash, providing us with the resources necessary to fund our future growth through continued investment in capacity expansion, efficiency improvement, new market penetration and product development, and positioning us to lead the next wave of industry growth,” concluded Mr. Zhu.

Fourth Quarter 2012 Financial Results

Sales for the fourth quarter of 2012 increased 43.5% to $254.9 million, compared with sales of $177.6 million in the fourth quarter of 2011. The increase in revenue resulted from additional production and sales of copper anode and copper rod as a result of capacity expansion. Lihua’s CCA and copper wire products, copper anode and copper rod accounted for sales of $102.5 million, $129.7 million and $22.7 million, respectively in the fourth quarter of 2012. This compares with CCA and copper wire sales of $94.0 million, copper anode sales of $69.4 million and cooper rod sales of $14.3 million in the fourth quarter of 2011. During the fourth quarter of 2012, the average selling price of Lihua’s products was $8,087 per metric ton, compared with $8,328 per metric ton in the same period last year, reflecting a decrease of 2.9% year-over-year.

Lihua International, Inc.

Gross profit for the fourth quarter of 2012 was $24.9 million, an increase of 26.6% from gross profit of $19.7 million for the fourth quarter of 2011. As a percentage of total sales, gross margin declined to 9.8% in the fourth quarter of 2012 from 11.1% for the same period last year. The decrease was primarily due to a shift in product mix as we increased the production and sales of lower margin refined copper products.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2012 were $3.4 million, up 17.8%, compared with $2.9 million in the same period of 2011. The rise in SG&A was related to increased costs related to product distribution and insurance as a result of expanded business volume, and increased staffing costs as the Company continue to expand the sales and production force during the period.

The Company recorded no interest expense in the fourth quarter of 2012, compared with interest expense of $34,605 in the fourth quarter of 2011.

For the three months ended December 31, 2012, provision for income tax expense was $5.7 million, compared with $4.4 million for the three months ended December 31, 2011. The effective tax rate for the fourth quarter of 2012 was 26.7%, compared to 25.6% for the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $15.8 million, or $0.52 per share, based on 30.0 million weighted average diluted shares outstanding, compared with net income of $12.7 million, or $0.43 per share, based on 30.0 million weighted average diluted shares outstanding during the same period in 2011.

Non-GAAP net income for the fourth quarter of 2012 was $15.9 million, or $0.52 per diluted share, compared with non-GAAP net income of $12.8 million, or $0.43 per diluted share, for the fourth quarter of 2011. Non-GAAP net income excludes the net impact of warrant-related charges of $0.1 million and $0.1 million in the fourth quarters of 2012 and 2011, respectively.

Adjusted EBITDA for the three months ended December 31, 2012 was $22.9 million, compared with $18.0 million for the same period in the prior year.

Balance Sheet

As of December 31, 2012, Lihua had $144.3 million, or $4.82 per diluted share, in cash and cash equivalents, compared with $105.6 million, or $3.52 per diluted share, as of December 31, 2011. As of December 31, 2012, Lihua had working capital of $213 million and no debt.

Outlook

The Company began production on its two new copper anode smelters on June 1, 2012, and completed construction of a third copper anode smelter in January 2013. As a result, the total scrap copper refinery capacity increased to 125,000 – 140,000 tons per year. The Company has begun construction of a fourth copper anode smelter in January 2013 and expects to complete construction in the second quarter of 2013. Once complete, the aggregate scrap copper refinery capacity will increase to 150,000 – 170,000 per year. The Company has completed construction of all factory buildings and warehouse and storage facilities on a new 30-acre plant site. The remainder of the site, which includes a new R&D center, office space and employee facilities, will be completed in 2013.

Lihua International, Inc.

The Company expects full-year 2013 gross profit in the range of $95 - 98 million, and non-GAAP net income in the range of $62 - 65 million for the full year 2013, representing year-over-year growth of 6.1 – 9.4% and 6.9 – 12.1%, respectively. The Company expects the growth in 2013 will be largely the result of copper anode capacity expansion.

Conference Call and Webcast

Management of Lihua International will host a conference call today, March 15, 2013 at 8:00 a.m. Eastern time to discuss the fourth quarter and full-year 2012 financial results.

Individuals interested in participating in the conference may do so by dialing 1-877-941-1427 in the U.S. and Canada, or 1-480-629-9664 internationally.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:

http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through March 29, 2013. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4606962#. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "Adjusted EBITDA Calculation" below.

Lihua International, Inc.

Non-GAAP Net Income Calculation

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income	$15,793,687	$12,727,388	$57,942,003	$53,133,533
Gain on Extinguishment of Warrant Liabilities	-	(1,522)	(73,291)	(88,777)
Change in fair value of warrants	101,000	120,677	124,000	(3,062,575)
Non-GAAP Net Income	$15,894,687	$12,846,543	$57,992,712	$49,982,181

Adjusted EBITDA Calculation

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income	$15,793,687	$12,727,388	$57,942,003	$53,133,533
Depreciation and amortization	1,294,612	710,430	3,669,077	2,294,159
Share-based compensation expense	68,780	118,934	382,089	498,212
Gain on Extinguishment of Warrant Liabilities	-	(1522)	(73,291)	(88,777)
Change in fair value of warrants	101,000	120,677	124,000	(3,062,575)
Interest income	(129,444)	(117,400)	(547,679)	(522,722)
Interest expenses	-	34,605	-	143,779
Provision for income tax	5,745,058	4,390,287	20,730,844	17,323,700
Adjusted EBITDA	$22,873,693	$17,983,399	$82,227,043	$69,719,309

Lihua International, Inc.

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper wire, copper rod and copper anode. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.

Investor Relations

Brandi Floberg or Lee Roth

(212) 481-2050

lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	As of December 31,
	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$144,300,290	$105,637,627
Accounts receivable, net	45,284,923	31,082,460
Prepayments for raw material purchases	19,569,239	21,882,977
Other receivables, deposits and prepayments	559,955	1,882,864
Prepaid land use rights – current portion	406,026	405,034
Deferred income tax assets	24,948	200,588
Inventories	17,844,405	15,502,246
Total current assets	227,989,786	176,593,796
OTHER ASSETS
Property, plant and equipment, net	47,197,115	20,565,875
Construction in progress	175,006	18,794,910
Deposits for plant and equipment	-	3,428,082
Prepaid land use rights – long-term portion	18,546,658	18,906,280
Intangible assets	3,332	170
Total non-current assets	65,922,111	61,695,317
Total assets	$293,911,897	$238,289,113

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,891,110	$6,066,261
Other payables and accruals	4,937,404	6,370,833
Income taxes payable	5,797,188	4,607,533
Dividend payable	-	992,846
Warrant liabilities	354,000	615,000
Total current liabilities	14,979,702	18,652,473
Total liabilities	14,979,702	18,652,473

STOCKHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized,
30,084,883 shares issued and 29,820,836 shares outstanding as of December 31, 2012 (2011: 30,036,481 shares issued and 29,772,434 shares outstanding), respectively	3,008	3,003
Additional paid-in capital	79,257,921	78,564,128
Treasury stock, at cost, 264,047 shares and 264,047 as of December 31, 2012 and 2011, respectively	(2,126,597)	(2,126,597)
Statutory reserves	14,566,846	10,418,476
Retained earnings	170,163,120	116,369,487
Accumulated other comprehensive income	17,067,897	16,408,143
Total stockholders' equity	278,932,195	219,636,640
Total liabilities and stockholders' equity	$293,911,897	$238,289,113

Lihua International, Inc.

LIHUA INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS

OF INCOME AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

	Year Ended December 31,
	2012	2011	2010

NET REVENUE	$853,766,541	$637,093,439	$370,531,685

Cost of sales	(764,218,167)	(561,379,767)	(308,429,530)

GROSS PROFIT	89,548,374	75,713,672	62,102,155

Selling expenses	(2,954,460)	(2,485,978)	(2,058,323)
General and administrative expenses	(8,621,494)	(6,650,142)	(5,747,178)

Income from operations	77,972,420	66,577,552	54,296,654

Other income (expenses):
Interest income	547,679	522,722	253,964
Interest expenses	-	(143,779)	(131,106)
Foreign exchange differences	109,638	234,763	(112,443)
Gain on extinguishment of warrant liabilities	73,291	88,777	186,897
Change in fair value of warrants	(124,000)	3,062,575	(1,448,819)
Other income (expenses)	93,819	114,623	(79,596)
Total other income (expenses)	700,427	3,879,681	(1,331,103)

Income before income taxes	78,672,847	70,457,233	52,965,551
Provision for income taxes	(20,730,844)	(17,323,700)	(14,499,576)

NET INCOME	$57,942,003	$53,133,533	$38,465,975

OTHER COMPREHENSIVE INCOME:

Foreign currency translation adjustments	659,754	9,152,577	4,626,336

COMPREHENSIVE INCOME	$58,601,757	$62,286,110	$43,092,311

Net income per share
Basic	$1.94	$1.78	$1.38
Diluted	$1.93	$1.77	$1.34

Weighted average number of shares outstanding
Basic	29,815,943	29,816,871	27,956,451
Diluted	29,965,811	30,076,130	28,671,363

Lihua International, Inc.

LIHUA INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$57,942,003	$53,133,533	$38,465,975
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,669,077	2,294,159	2,171,961
Loss on disposal of property, plant and equipment	-	-	124,196
Share-based compensation	382,089	498,212	408,772
Gain on extinguishment of warrant liabilities	(73,291)	(88,777)	(186,897)
Change in fair value of warrants	124,000	(3,062,575)	1,448,819
Deferred income tax benefits	175,379	(65,136)	(25,638)
(Increase) decrease in assets:
Accounts receivable	(14,065,887)	3,487,873	(21,166,870)
Bills receivable	-	541,989	(517,114)
Prepayments for raw material purchases	2,357,227	(21,347,998)	-
Other receivables, deposits and prepayments	1,321,844	(1,814,309)	475,790
Inventories	(2,294,323)	1,442,579	1,880,784
Increase (decrease) in liabilities:
Accounts payable	(2,180,647)	(246,640)	915,611
Other payables and accruals	198,772	(782,013)	2,433,980
Income taxes payable	1,173,326	(612,900)	3,275,329
Net cash provided by operating activities	48,729,569	33,377,997	29,704,698

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and construction in progress	(9,365,100)	(16,965,626)	(2,258,580)
Deposits for plant and equipment	-	(3,344,274)	-
Proceeds from disposal of fixed assets	-	-	153,095
Payments for land use rights	-	-	(9,938,585)
Net cash used in investing activities	(9,365,100)	(20,309,900)	(12,044,070)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of common stock dividend	(992,846)	-	-
Repayments of short-term bank loans	-	(2,322,413))	-
Release of restricted cash related to private placement	-	-	575,000
Repurchase of common stock	-	(2,126,597)	-
Proceeds from exercise of warrants	-	1,898,050	3,226,300
Proceeds from public offering of common stock, net of expenses	-	-	32,069,517
Net cash (used in) provided by financing activities	(992,846)	(2,550,960)	35,870,817

Foreign currency translation adjustment	291,040	4,511,150	2,463,057
INCREASE IN CASH AND CASH EQUIVALENTS	38,662,663	15,028,287	55,994,502
CASH AND CASH EQUIVALENTS, at the beginning of the year	105,637,627	90,609,340	34,614,838

CASH AND CASH EQUIVALENTS, at the end of the year	$144,300,290	$105,637,627	$90,609,340

MAJOR NON-CASH TRANSACTION:
Share-based compensation to employees and directors	$382,089	$498,212	$408,772
Issuance of common stock to settle warrant liabilities	311,709	4,916,088	6,854,964
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$-	$143,779	$131,106
Cash paid for income taxes	$19,569,241	$18,056,035	$11,198,079